Exhibit 10.1
Novelis — Long-Term Incentive Plan (LTIP) — FY 2010 — FY 2013
Key features of the Scheme:
1.	Title and Administration: The scheme shall be referred to as the Novelis Long-Term Incentive Plan FY 2010 — FY 2013. The scheme will be administered by the Human Resources team at the Novelis Corporate Office.

2.	Performance Period: For this scheme, the performance period will be FY 2010, FY 2011, FY 2012 and FY 2013. The exact period of assessment will be April 1, 2009 to March 31, 2013.

3.	Coverage: The coverage of this scheme will be Band 6 and above. As of now, this means that 147 Managers are entitled for coverage under this plan. High potential and critical resource employees at Band 7 and below will participate on an exception basis.

4.	Pay Opportunity : The target pay opportunity for each Grade will be defined based on contemporary market practices and be designed to motivate and retain key employees in the organization

5.	Pay Design Summary :
a.	A work team, with representation from Hindaclo HR, Novelis HR and Group HR was constituted to put together a work design for LTIP FY2010-13

b.	The work team has proposed a design that is based on the price movement of Hindalco shares

c.	The pay opportunity will be in the form of Stock Appreciation Rights (SAR’s) with the value of one SAR equivalent to increase in price of one Hindalco share.

d.	The SARs would vest 25% each year for 4 years, subject to performance criteria being fulfilled.

e.	The performance criterion for vesting is actual vs. target performance of Normalized Operating EBITDA for Overall Novelis as approved each year

f.	The threshold would be 75% performance of target each year, at which point 75% of SARs due that year, would vest — there would be straight line vesting up to 100%

g.	Vested SARs could be exercised at any time during the seven-year life of the plan by the employee.

h.	The value of the SARS is dependent on the share price of Hindalco at the time of exercise

i.	Cash payouts will be restricted to a maximum of 2.5 times target if exercised within one year of vesting.

j.	Cash payouts will be restricted to a maximum of 3 times target if exercised after first year
6.	Measures to be used for vesting of SAR’s as part of the LTIP: For FY 2010 — FY 2013, the SAR’s will vest subject to the actual v/s target Operating EBITDA threshold being met. Normalized Operating EBIDTA has been defined as under :
a.	Normalized Operating EBITDA: Defined as Net Revenues — COGS without depreciation — S&AE — R&D + Realized G/L on Derivatives. A manual documenting how to calculate EBITDA and various adjustments to be made to the measure will be created and agreed upon with Novelis and Hindalco executive management. A Committee comprised of the Novelis President, the Novelis CFO and the Hindalco CFO will consider any situations not addressed in the manual, such as major acquisitions, divestitures and restructuring and will recommend any adjustments to the Vice Chairman Novelis for approval or further consideration by the appropriate authority.
7.	Example of Computation of number of SAR’s for the purpose of Grant: The computation of SAR’s will be as explained in the following example.
a.	Target Dollar Opportunity / (Black-Scholes Value [Indian Equivalent] x current Hindalco share price) = # of Stock Appreciation Rights (SARs)

b.	Example:
i.	Participant is a Band 3

ii.	Target Opportunity is $129,000

iii.	Assume Black Scholes value is 40%

iv.	Assume Hindalco share price on grant date is 200 Rupees and converts to $5.00 per share (assumes exchange rate of US$1=INR40)

v.	$129,000 / (40% x $5.00) = 64,500 SARs priced at 200 Rupees each

vi.	Subject to vesting rules and cap on payout- participant is entitled to the gain in the market value of Hindalco shares with each SAR representing the opportunity on one Hindalco share
8.	Other aspects of the plan:
a.	Valuation: The Black Scholes method of valuation will be used. This valuation will be used as an input to arrive at the number of SAR’s to be granted to employees.

b.	Date of Grant: The SAR’s are proposed to be granted on the date of approval from the Board i.e. June 25, 2009

c.	An individual will be entitled to participate in the LTIP for FY 2010 — FY 2013 if actively employed no later than June 1, 2009. Employees hired during FY 2010, are proposed to be treated in the following manner :
i.	For those who join between June — September, target opportunity to be 90% of the target amount for the Grade

ii.	For those who join between October — December, target opportunity to be 75% of the target amount for the Grade

iii.	For those who join between January — March, target opportunity to be 50% of the target amount for the Grade
d.	It is not proposed to revise the LTIP Opportunity for existing employees in the event of a grade change during the year, except in case of employees who had not been covered under the plan earlier and then move to a role that is Band 6 or above during the course of the year.

e.	In the event of separation on account of resignation initiated by the employee, any unvested SAR’s will lapse and vested SAR’s have to be exercised within 90 days.

f.	In the event of retirement, more than one grant from grant date, SAR’s will continue to vest and must be exercised no later than the 3rd anniversary following retirement.

g.	In the event of death or disability, there will be immediate vesting of all SAR’s with one year to exercise.

h.	Upon change in control being triggered, there would be immediate vesting and cashout of all SAR’s.

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